As filed with the Securities and Exchange Commission on March 13, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETIQ, INC.

(Exact name of registrant as specified in its charter)

Delaware	35-2554312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 E. Shore Drive, Suite 120

Eagle, ID 83616

(Address of Principal Executive Offices)

PetIQ, Inc. 2018 Inducement and Retention Stock Plan for CVC Employees

 (Full Title of the Plan)

McCord Christensen

Chief Executive Officer

PetIQ, Inc.

500 E. Shore Drive, Suite 120

Eagle, ID 83616

(Name and Address of Agent for Service)

(208) 939-8900

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Christina T. Roupas, Esq.

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, IL 60601

(312) 558-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ◻		Accelerated filer ◻
Non-accelerated filer ☒	(Do not check if smaller reporting company)	Smaller reporting company ◻
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

2.67
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.001 par value per share	800,000	$22.67	$18,136,000.00	$2,257.93

(1)

This Registration Statement is being filed with the Securities and Exchange Commission (the “SEC”) to register 800,000 shares of Class A common stock that may be issued under the PetIQ, Inc. 2018 Inducement and Retention Stock Plan for CVC Employees (the “Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Class A common stock, $0.001 par value per share, which may be issued pursuant to the Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the registrant’s Common Stock on the NASDAQ Global Select Market on March 9, 2018, which date is within five business days prior to filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the SEC, such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by PetIQ, Inc. (the “Registrant”) with the SEC are hereby incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018 (Registration No. 001-38163);
(2)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 8, 2018, January 23, 2018, and March 9, 2018 (Registration No. 001-38163); and
(3)

The description of the Registrant’s Class A common stock, $0.001 par value per share, contained in its Registration Statement on Form 8-A filed with the SEC on July 20, 2017 pursuant to Section 12(b) of the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the Registrant provide that:

•

The Registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the  Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Indemnification Agreements; Directors and Officers Liability Insurance

The Registrant has entered into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of PetIQ, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, file number 333-218955).

4.2	Bylaws of PetIQ, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, file number 333-218955).

4.3	PetIQ, Inc. 2018 Inducement and Retention Stock Plan for CVC Employees (filed herewith).

5.1	Opinion of Winston & Strawn LLP (filed herewith).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Winston & Strawn LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

1.The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, PetIQ, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eagle, Idaho, on this 13th day of March, 2018.

PETIQ, INC.

By:	/s/ McCord Christensen
McCord Christensen
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints McCord Christensen and John Newland and each of them, as his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ McCord Christensen	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 13, 2018
McCord Christensen

/s/ John Newland	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 13, 2018
John Newland

/s/ Mark First	Director	March 13, 2018
Mark First

/s/ Gary Michael	Director	March 13, 2018
Gary Michael

/s/ James Clarke	Director	March 13, 2018
James Clarke

/s/ Ronald Kennedy	Director	March 13, 2018
Ronald Kennedy

/s/ Will Santana	Director	March 13, 2018
Will Santana